EQUITY PLEDGE AGREEMENT

This EQUITY PLEDGE AGREEMENT, dated as of January 31, 2011 (this “Agreement”), is executed by and among China Housing and Land Development, Inc., a corporation incorporated and established under the laws of the state of Nevada (the “Pledgor”), and Tianjin Cube Xindao Equity Investment Fund Partnership (LLP), Tianjin Cube Xinde Equity Investment Fund Partnership (LLP), Tianjin Cube Xinren Equity Investment Fund Partnership (LLP), and Tianjin Cube Xinyi Equity Investment Fund Partnership (LLP), as pledgees with respect to the Shares (as defined below) (with their successors in such capacity, collectively the “Pledgees” and individually, a “Pledgee” )

WITNESSETH

WHEREAS, the Pledgees and the Pledgor’s wholly-owned, China-incorporated subsidiary, Tsining Housing Development Co., Ltd. (the “Obligor”) are direct and indirect parties to certain Loan Agreements dated on or about January 31, 2011 (collectively, the “Loan Agreement”) involving the Pledgees separately and individually entrusting China Construction Bank Co., Ltd (Shanxi  Branch) to provide a loan of approximately RMB200,000,000 (Two Hundred Million Renminbi Yuan) in aggregate amount to the Obligor.  The relevant loan agreements are in the form attached hereto as Exhibit A (collectively, the “Loan Agreement”); and

WHEREAS, the Pledgor shall pledge 100% of its equity interests in Wayfast Holdings Limited, a corporation incorporated under the laws of the British Virgin Islands (the “Subsidiary”), representing 100% of the outstanding equity interests of the Subsidiary (the “Equity Interest”) and register the said pledge to secure the Pledgees’ first lien right over the Equity Interest , in accordance with the terms and conditions of the Loan Agreement, on behalf of the Pledgees;

NOW, THEREFORE, for and in consideration of the foregoing, now or hereafter made to or for the benefit of the Pledgees pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Pledgees hereby agree as follows:

1.
Pledge.  To the maximum extent permitted by applicable law, the Pledgor hereby, and shall from time to time and on a continuous basis, pledges to the Pledgees and grants to the Pledgees a first-lien security interest in the following (collectively, the “Pledged Collateral”):

a)
All of the right, title and interest of the Pledgor in the Equity Interest on a first lien basis now existing and hereinafter held in the name of the Pledgor resulting from the exercise of any options or warrants (all of the said Equity Interest being hereinafter collectively referred to as the “Pledged Equity”), and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Equity;

b)
Any options, warrants and other rights and options in respect of or in exchange for any or all of the Equity Interest, to the extent such options, warrants and rights are permitted to be pledged to the Pledgees under the then effective law;

c)	All proceeds of the foregoing; and

d)	The proceeds of any liquidation, winding up or dissolution of the Subsidiary payable to the Pledgor.

2.
Security for Liabilities.  The Pledged Collateral secures on a first lien basis the full and prompt payment, performance and observance when due (whether at stated maturity, by acceleration or otherwise) of (i) the payment of all of the principal of and interest and premium, if any, pursuant to the Loan Agreement, (ii) all other obligations in respect of the Loan Agreement, and (iii) all obligations of the Pledgor under this Agreement (all such obligations referred to in Clauses (i), (ii) and (iii) now or hereafter existing being hereinafter collectively referred to as the “Liabilities”).

3.	Perfection of Pledge; Registration and Acknowledgments.

a)	Following the execution of this Agreement, Pledgor shall as soon as practicable procure the recording of the Pledged Equity under this Agreement in the register of shareholders of the Subsidiary.

b)
Following the execution of this Agreement, the Pledgor shall as soon as practicable file with the Secretary of State of the State of Nevada a financing statement on form UCC-1 in respect of the pledge hereunder pursuant to the Uniform Commercial Code as in effect in the State of Nevada in the United States (the “UCC Financing Statement”).

4.	Representations and Warranties. The Pledgor represents and warrants as follows:

a)
The Pledgor is the sole legal and beneficial owner of the Equity Interests, free and clear of any lien, charge, mortgage, pledge, security interest, claim, limitation on voting rights, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever (“Liens”), except for the liens created by this Agreement or arising by operation of law;

b)	The registered capital of the Subsidiary has been duly paid up by the Pledgor to the extent required pursuant to the provisions of the Subsidiary’s current articles of association;

c)	All of the Pledged Equity has been duly authorized, fully paid and duly verified;

d)	As of the date hereof, there are no existing liens, options, warrants, calls or commitments of any character whatsoever relating to the Pledged Equity;

e)	The Pledgor has full power and authority to enter into this Agreement;

f)
Any invalidity or unenforceability relating to or against the Obligor for any reason of any Prior to the date hereof there are no restrictions upon the voting rights associated with, or upon the transfer of, any of the Pledged Collateral except for the approval requirement in respect of the transfer of the Pledged Collateral pursuant to any applicable law;

g)
Prior to the date hereof the Pledgor has the right to vote, pledge, assign and grant a security interest in or otherwise transfer such Pledged Collateral free of any Liens and the pledge of the Pledged Equity pursuant to this Agreement creates a valid and perfected security interest in the Pledged Collateral, securing the payment of all Liabilities;

h)
There is no action, suit, proceeding, governmental investigation or arbitration before or by any governmental authority, pending, or to the knowledge of the Pledgor, threatened against the Pledgor or any of its property which will materially and adversely affect the ability of the Pledgor to perform its obligations under this Agreement;

i)
The execution, delivery and performance of this Agreement by the Pledgor (i) does not violate any indenture, trust deed, mortgage, any other agreement or any applicable laws or regulations to which the Pledgor is a party or is subject to or by which any of its properties or assets may be bound; (ii) complies with all corporate organizational documents of the Pledgor; and (iii) does not violate any restriction on such transfer or encumbrance of the Pledged Collateral; and

j)	The Pledged Equity constitutes 100% of the issued and outstanding Equity Interests of the Subsidiary.

5.	Dividends and Other Distributions.

a)
The Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Pledged Collateral, notwithstanding such dividends and distributions being subject to the pledge and assignment thereof pursuant to Section 2, provided, however, that any and all

i)
dividends and distributions paid or payable other than in cash with respect to, and instruments and other property received, receivable or otherwise distributed with respect to, or in exchange for, any of the Pledged Collateral;

ii)
dividends and other distributions paid or payable in cash with respect to any of the Pledged Collateral on account of a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and

iii)	cash paid, payable or otherwise distributed with respect to principal of, or in redemption of, or in exchange for, any of the Pledged Collateral;

shall be Pledged Collateral, and shall be forthwith delivered to the Pledgees to hold as Pledged Collateral and shall, if received by the Pledgor, be immediately deliver to the Pledgees as Pledged Collateral in the same form as so received (with any necessary endorsement); and

b)
The Pledgees shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments in a form reasonably acceptable to the Pledgor and as required by the relevant laws and regulations to enable the Pledgor to receive the dividends which it is authorized to receive and retain pursuant to clause (a) above.

6.
Transfers and other Liens.  Other than as permitted by the terms of the Loan Agreement, the Pledgor agrees that it will not (i) sell, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of the Pledgees, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral (except for the security interest under this Agreement or Liens arising by operation of law).  Except as permitted by the Loan Agreement, the Pledgor further agrees that it will procure, or take reasonable efforts to procure, that the Subsidiary and any other direct or indirect subsidiary thereof shall carry on business only in the ordinary course and will not dispose of or agree to dispose of a substantial part of its assets or undertaking without the prior written approval of the Pledgees.

7.
Defense of Title.  The Pledgor will defend the title to the Pledged Collateral and the Liens of the Pledgees in the Pledged Collateral against the claim of any person or entity and will maintain and preserve such Liens.

8.
Remedies.  After the occurrence and during the continuation of a default under any of the Loan Agreement, the Pledgees shall have such powers of sale and other powers as may be conferred by any applicable law.

9.
Pledgees Appointed Attorney-in-Fact.  The Pledgor hereby appoints the Pledgees and any of their delegates or sub-delegates to be its attorney-in-fact irrevocably coupled with an interest, with the detailed power of delegation duly executed, with full authority, in the name of the Pledgor or otherwise, after the occurrence and during the continuation of a default under the Loan Agreement to take any action and to execute any instrument which such Pledgees may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of the Subsidiary to the name of the Pledgee or such Pledgee’s nominee.

10.
Pledgees May Perform.  If the Pledgor fails to perform any agreement contained herein, the Pledgees may themselves perform, or cause performance of, such agreement, and the expenses of the Pledgees incurred in connection therewith shall be payable by the Pledgorand constitute Liabilities secured thereby.

11.
Expenses.  The Pledgor shall be liable for all expenses which the Pledgees may incur in connection with the failure by the Pledgor to perform or observe any of the provisions hereof.  This survives the termination and expiry of this Agreement.

12.	Security Interest Absolute. All rights of the Pledgees and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

a)	any lack of validity or enforceability of any provision of the Loan Agreement or any other agreement or instrument relating thereto;

b)
any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Liabilities, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Loan Agreement;

c)
any exchange, release or non-perfection of any Lien on any other collateral, or any release or amendment or waiver of any term of any guaranty of, or consent to departure from any requirement of any guaranty of, all or any of the Liabilities.

13.
Waivers.  The Pledgor waives, to the fullest extent permitted by applicable laws, presentment and demand for payment of any of the Liabilities or notice of Event of Default with respect to any of the Liabilities and all other notices to which the Pledgor might otherwise be entitled except as otherwise expressly provided herein.

14.	Effectiveness and Term.

a)	This Agreement shall take effect upon execution.

b)
This Agreement shall remain in full force and effect after satisfying the effectiveness conditions as stated in Section 14(a) above until the final payment in full, in cash, of the Liabilities.  Upon final payment in full, in cash, of the obligations secured by the Lien, the Pledgees will release the Lien created hereunder.

15.	Definitions. The singular shall include the plural and vice versa and any gender shall include any other gender as the context may require.

16.
Binding Effect; Successors and Assignees.  This Agreement shall be binding upon the Pledgor and its successors and assignees, and shall inure to the benefit of the Pledgees and its successors and assignees.  The Pledgor’s successors shall include, without limitation, a receiver or trustee of or for the Pledgor.  The Pledgees shall provide notice to the Pledgor prior to any assignment of this Agreement by such Pledgee.

17.	Governing Law and Dispute Resolution.

a)	This Agreement shall be construed in accordance with and governed by the law of the State of New York.

b)
The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

c)
The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

18.
WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE.

19.
Severability.  If any provision of this Agreement is held to be prohibited or unenforceable in any jurisdiction the substantive laws of which are held to be applicable hereto, such prohibition or unenforceability shall not affect the validity or enforceability of the remaining provisions hereof and shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.	Pledgees’ Duty of Care.

a)
The Pledgees shall be liable for any material acts, omissions, errors of judgment or mistakes of fact or law of a material nature including, without limitation, material acts, omissions, errors or mistakes of a material nature with respect to the Pledged Collateral, except for those arising out of or in connection with the Pledgor’s gross negligence or willful misconduct or breach of any terms or any of its obligations herein.  Without limiting the generality of the foregoing, the Pledgees shall not be under any obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option.

b)
No provision of this Agreement shall require the Pledgees to do anything which may: (i) be illegal or contrary to applicable law or regulation; (ii) cause it to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its own rights or powers, if it shall have grounds for believing that repayment of such fundsor satisfactory indemnity against such risk or the liability is not assured to it.

c)
Notwithstanding anything to the contrary in this Agreement, the Pledgees shall not in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any existing or future law or regulation, any existing or future act of any governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any reason which is beyond the control of the Pledgees.

d)
The Pledgees shall engage and consult with any legal adviser and professional adviser selected by it and rely upon any advice so obtained.  The Pledgees and their respective directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

e)
The Pledgees’ sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral shall be to deal with it in the same manner as the Pledgee deals with similar property for its own account.

f)
Notwithstanding any other term or provision of this Agreement to the contrary, the Pledgees shall not be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this section shall survive the termination or expiration of this Agreement or the resignation or removal of the Pledgees.

g)
The Pledgees may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be reasonably selected and retained by it. The Pledgees shall not be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

h)
Save as expressly provided in this Agreement, the Pledgees will have absolute and unfettered discretion as to the exercise of its functions and will not be responsible for any loss, liability, cost, claim, action, demand, damages, expense or inconvenience (for purposes of this clause, collectively “losses”) which may result from their exercise or non–exercise except to the extent that a court of competent jurisdiction determines such losses arise directly from the fraud, willful misconduct or gross negligence of the Pledgees.

i)
The Pledgees shall be obligated to perform such duties and only such duties as are set out in this Agreement and no implied duties or obligations shall be read into this Agreement against the Pledgees.

j)
The Pledgees may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Pledgees shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

k)
In the event that the Pledgees shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdictions.

l)
The Pledgees may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, accountants, agents or other experts, and the Pledgees will not be answerable or accountable for any act, default, neglect or unintentional misconduct of any such attorneys or agents as the case may be resulting from any such act, default, neglect or unintentional misconduct, absent gross negligence, willful misconduct or bad faith (as each is determined by a final non-appealable order of a court of competent jurisdiction) in the selection and continued employment thereof.

m)
The Pledgees shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Pledgees’ gross negligence or willful misconduct directly caused or contributed to any such loss.

21.	Notices.

Any notice, demand, request or any other communication required or desired to be served, given or delivered hereunder shall be in writing and shall be served, given or delivered to the address and facsimile number of each party as specified below:

For the Pledgor:

China Housing & Land Development, Inc.

Address:    6 Youyi Dong Lu, Han Yuan 4 Lou
Xi’an, Shaanxi Province
China 710054
Attention: Mr. Cangsang Huang
Tel:  +86-29-82582632
Facsimile:
Email:  chuang@chldinc.com

For the Pledgees:

Address:    c/o Cube Capital HK Limited
Attention: Ms. Christine Dai, Mr. Tony Chen, Mr. ZK Zhuang
Tel:  8613911050265
Facsimile: 852 2525 8003
Email: cdai@cubecap.com, tchen@cubecap.com, zzhuang@cubecap.com

22.
Indemnity and Expenses.  The Pledgor hereby unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless the Pledgees, their directors, officers, employees and agents (each an “Indemnified Party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (the “Losses”), including without limitation incidental and out-of-pocket expenses and the costs and expenses of legal advisors and other experts, which may be incurred, suffered or brought against such Indemnified Party as a result or in connection with (a) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Agreement or its usual practice; (b) this Agreement, the Loan Agreement and other transaction documents, or (c) any instruction or other direction upon which the Pledgees may rely under this Agreement, as well as the costs and expenses incurred by an Indemnified Party of defending itself against or investigating any claim or liability with respect of the foregoing, provided that this indemnity shall not apply in respect of an Indemnified Party to the extent but only to the extent that any such Losses incurred or suffered by or brought against such Indemnified Party arises directly from the fraud, wilful misconduct or gross negligence of such Indemnified Party as determined by a court of competent jurisdiction.  The Pledgees shall notify the Pledgor promptly of any claim for which it may seek indemnity. Failure by the Pledgees to so notify the Pledgor shall not relieve the Pledgor of its obligations under this Section, to the extent the Pledgor has been prejudiced thereby. The Pledgor shall defend the claim, and the Pledgees shall cooperate in the defense. The Pledgor need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Pledgor need not reimburse any expense or indemnify against any loss incurred by the Pledgees through any Pledgee’s own willful default or gross negligence.

The obligations of the Pledgor under this Section shall survive the satisfaction and discharge of the Loan Agreement, the resignation or removal of the Pledgees and payment in full of the Liabilities through the expiration of the applicable statute of limitation.

23.
No Implicit Duties.  The Pledgees shall be obligated to perform such duties and only such duties as are set out in this Agreement and no implied duties or obligations shall be read into this Agreement or the against the Pledgees.

24.
Not Liable for Actions.  The Pledgees shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that any Pledgee’s gross negligence or willful misconduct was the primary cause of any loss to the Pledgor. Notwithstanding any other term or provision of this Agreement to the contrary, no Pledgee shall be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section shall survive the termination or expiration of this Agreement or the resignation or removal of the Pledgees.

25.
Delegation and Expert Advice. The Pledgees may execute any of their  powers and perform any of their duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Pledgees shall not be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.  The Pledgees may engage and consult with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and each of such Pledgee and its directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

26.
Successor. Any corporation into which the Pledgees may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Pledgees shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Pledgees, shall be the successor to the Pledgees hereunder without the execution or filing of any papers or any further act on the part of any of the parties hereto.

27.
Amendments, Waivers and Consents.  None of the terms or provisions of this Agreement may be waived, altered, modified or amended, except by or pursuant to an instrument in writing which is duly executed by the Pledgor and the Pledgees.  Any such waiver shall be valid only to the extent set forth therein.  A waiver by the Pledgees of any right or remedy under this Agreement on any one occasion shall not be construed as a waiver of any right or remedy which the Pledgees would otherwise have on any future occasion.  No failure to exercise or delay in exercising any right, power or privilege under this Agreement on the part of the Pledgees shall operate as a waiver thereof; and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

28.	Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

29.
Execution in Counterparts; Language.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.  The parties hereto intend the English and any Chinese translated versions to be equally valid.

30.	Joint and Several Liability. For the avoidance of doubt, the liabilities of the Pledgees in respect of any terms herein are joint and several.

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IN WITNESS WHEREOF, the Pledgor and the Pledgees have executed this Agreement as of the date set forth above.

For and on Behalf of China Housing & Land Development, Inc. By: /s/ Pingji Lu Name: Pingji Lu Title: Authorized Person	Tsining Housing Development Co., Ltd. By: /s/ Pingji Lu Name: Pingji Lu Title: Authorized Person

Agreed to and Accepted by:

For and on Behalf of Tianjin Cube Xindao Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person	For and on Behalf of Tianjin Cube Xinde Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person

For and on Behalf of Tianjin Cube Xinren Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person	For and on Behalf of Tianjin Cube Xinyi Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person